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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number    0-29971


                                Uproar Inc.
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           (Exact name of registrant as specified in its charter)


       240 West 35th Street, New York, New York 10001; (212) 714-9500
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
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          (Title of each class of securities covered by this Form)

                                    N/A
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |X|          Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |_|          Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|          Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|          Rule 12h-3(b)(2)(ii) |_|
                                           Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or
notice date:   1

      Pursuant to the requirements of the Securities Exchange Act of 1934 Uproar Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 22, 2001               By: /s/ Kenneth D. Cron
     -----------------                 ------------------------------------
                                       Name:  Kenneth D. Cron
                                       Title: Chairman and Chief Executive
                                              Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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